EXHIBIT 10.1

Cooperative Contract on Coke-oven Gas Power Generation

Project of Xi’an TCH Energy Technology Co., Ltd. and

Shenmu County Jiujiang Trading Co., Ltd.

2009

Cooperative Contract on Coke-oven Gas Power Generation Project

Party A: Xi’an TCH Energy Technology Co., Ltd. (hereinafter referred to as Party A)
Address: No. 86, Gaoxin Road, Hi-tech Zone, Xi’an, Shaanxi Province
Legal Representative: Ku Guohua

Party B: Shenmu County Jiujiang Trading Co., Ltd. (hereinafter referred to as Party B)
Address: Shagoumao Village, Xigou Office, Shenmu County
Legal Representative: Hao Ziwei

Through friendly negotiation, based on the principle of equality and voluntariness, both Party A and Party B conclude the following clauses on the relevant cooperation matters that Party A invests and constructs auxiliary coke-oven gas power generation device to the coke-oven plant of Shenmu County Jiujiang Trading Co., Ltd. which is wholly owned and controlled by Party B.

Article 1: Definition of investment construction
1. By mutual consent, Party A shall invest, construct and manage the tail gas power generation project for the coke-oven plant of Party B ( hereinafter referred to as “power generation project”) and supply energy saving and emissions reduction service for Party B.

2. The “power generation project” belongs to Party A, Party A shall be responsible for the design, equipment selection, equipment procurement and manufacture, construction work, project installment and test/adjustment, formal synchronization power generation of the whole project and the project management, maintenance, operation and safety after put into production, and Party B shall provide active cooperation.

Article 2: Party A's term
1. The term of Party A supplying energy saving service to Party B is 10 years from the date of signing this contract and the power generation project is formally built and put into operation.

Article 3: Rights, obligations and guarantee of the both parties
1. Party B shall guarantee the coke-oven plant is its wholly owned holding company, and the coke-oven plant is established legally and a China enterprise legal person that continues to exist effectively and can operate and produce normally.
2. Party B guarantees to urge coke-oven plant to sign written gas supply agreement with Party A with a term not less than 10 years.
3. Party B shall be responsible for all the procedures including project proposal, review and approval, and environment evaluation etc. for the project construction which are required by state laws and regulations and bear the expense. Party B shall be responsible for synchronization power generation procedure of “power generation project”, which should be done after the signing date of this contract and before the date of power generation project is formally built and put into operation.
4. Party A promises that the construction of the “power generation project” shall be finished within 90 days after this agreement becomes effective and both parties confirm the commencement condition for the project is available. However, if  the project cannot proceed successfully due to Party B's reason (including, but not limited to its activities that affect normal construction, installation, test/adjustment or safety work etc.), Party A's construction period shall be extended accordingly and Party B shall compensate relevant losses caused to Party A hereof.  If the project cannot proceed successfully due to Party A's reason (including, but not limited to its activities affect normal construction, installation, testing or safety work etc.), Party A shall compensate relevant losses caused to Party B hereof.

5. Party A shall be responsible for the design, equipment order, construction, installation and test/adjustment of the “power generation project”, etc. Party B shall be responsible for completing the connection of utilities and level the ground of the land before the commencement of construction of the project, and provide necessary utility facilities to the project.
6. Party B shall provide a lien with sufficient value as its guarantee for this cooperative “power generation project” and sign a Lien Agreement with Party A within 10 working days after signing this contract. Party B shall complete the lien/mortgage registration process within 15 working days after signing this contract. The Lien Agreement shall take effect along with this contract on “the effective day”.
7. Party B shall urge its top five individual shareholders to assume an unlimited joint liability guarantee for Party B for the implementation of this contract and urge the individual shareholders to sign Unlimited and Joint Liability Guarantee Agreement with Party A within 15 working days after signing this contract. The Unlimited and Joint Liability Guarantee Agreement shall become effective along with this contract on “the effective day”.
8. Party B shall have a third party that is approved by Party A to provide joint liability guarantee and sign Joint Liability Guarantee Agreement with Party A within 15 working days after signing this contract. Joint Liability Guarantee Agreement shall take effect along with this contract on “the effective day”.
9. Party B shall be responsible for all the relevant procedures for construction and operation of “power generation project”, including, but not limited to the procedures, such as project proposal, review and approval, and synchronization etc., Party B shall complete the above relevant procedures within 90 days from the date of signing this contract.
10. Party B shall guarantee that the normal supply time of coke-oven gas shall be no less than 7200 hours a year.

11. Party B shall guarantee to cooperate with Party A for its due diligence work, provide materials required by Party A in order to do the due diligence work, and guarantee the provided materials to be true and reliable without any false, error or omission.

Article 4: Consumption raw material and expense of “power generation project”
1. During the construction process of “power generation project”, Party B shall be responsible for introducing electric power to the construction site at 1 meter away from the site line, and Party B shall supply the electricity for construction free of charge.
2. Party A shall pay RMB 50,000 Yuan/year to Party B at the beginning of year for renting the land of “power generation project”.
3. Party B shall guarantee to supply the power generation project with the amount of coke-oven gas needed to support 7200 hours power generation annually. When the above condition is satisfied, Party A’s energy saving service charge standard is:
1. Provided that the on-grid price is regulated at RMB 0.31 Yuan per kilowatt hour, ..
Party B shall be refunded for RMB 0.01 Yuan per kilowatt hour from the energy saving service fee charged by Party A
2. Provided that the on-grid price is regulated at RMB 0.315 per kilowatt hour,
Party B shall be refunded for RMB 0.015 Yuan per kilowatt hour from the energy saving service fee charged by Party A.
3. Provided that the on-grid price is regulated at RMB 0.38 per kilowatt hour,
Party B shall be refunded for 50% of the premium part plus RMB 0.01 Yuan per kilowatt hour from the energy saving service fee charged by Party A.

If Party B breaches the contract and fails to supply sufficient gas required, Party A should deduct the part that should be distributed to Party B from the energy saving service charge standard calculation for that year as a compensation.

Party B shall supply necessary and effective assistance during the construction process of “power generation project”.

Article 5: The ownership and intellectual property of “power generation project”
1. The ownership of “power generation project” belongs to Party A.
2. The intellectual property related to the “power generation project” belongs to Party A, Party B shall not disclose the intellectual property to any third party without Party A's approval.

Article 6: CDM profit
Both Party A and Party B shall cooperate to apply for CDM together, the earned profit after deducting the necessary expenses such as commission etc. shall be shared by the both parties 50% each.

Article 7: Liability for breach of contract
1. Unless agreed by both parties in writing otherwise, neither party shall modify or terminate the contract during the term of this contract without the written consent of the other party.  Either party who breaches this contract shall compensate the losses caused to the other party.
2. If any situation occurs to Party A or Party B that affects its ability of continue operation, including but not limited to bankruptcy, cease operation, merger, transfer and spin-off etc, such party shall notify the other party within 5 working days and provide relevant certification/proof documents.  If this contract can not be performed due to above situation, the party that suffers losses shall be entitled to compensate for the losses from the other party.
3. If Party B breaches its guarantee obligation under article 3 of this contract or any other obligations, Party A has the right to give certain extension.  If Party B still cannot correct or take relevant measures to cure its breach during such extension period, Party A shall have the right to terminate the contract and Party B shall compensate all the losses caused to Party A, including , but not limited to the whole expense that Party A paid for investing and constructing power generation project.

4. Party B shall have the right to terminate this contract if Party A breaches its guarantee obligation in article 3 of this contract.

Article 8: Force majeure
If the “power generation project” cannot be constructed or completed on schedule or supply power normally due to force majeure (force majeure scope as defined by the law) under this contract, Party A and Party B shall be exempted from liability partially or wholly that caused by force majeure based upon the facts.  Each party shall notify the other party if it fails to perform this contract due to force majeure, and it shall provide certification/proof of force majeure within 15 days, and it should try to retrieve/control loss with reasonable effort.

Article 9: Settlement of disputes
All of dispute arising from this contract shall be settled by Party A and Party B through friendly negotiation. In case no settlement can be reached, either party may bring it to the people’s court where plaintiff is located for judgments.

Article 10: Contract, appendix and miscellaneous
1. This contract shall be established upon signed and sealed by both Party A and Party B.
2. This contract shall take effect on the effective day, which is the last day when Party A has completed its due diligence for its internal risk control procedures, and Party B has completed the relevant procedures of synchronization and the relevant parties have signed Unlimited and Joint Liability Guarantee Agreement, Joint Liability Guarantee Agreement and Lien Agreement.
3. Lien Agreement, Unlimited and Joint Liability Guarantee Agreement, Joint Liability Guarantee Agreement and Technical Appendix of this Contract are an integral part of this contract and have the same effect of this contract.

4. If this contract has to be terminated, Party A and Party B shall discuss and consult with each other to reach an agreement to determine the relevant conditions and terms of termination in writing.
5. Place of signing this contract: Xi’an City
6. Through negotiation, Party A and Party B may reach a Supplement Contract for other matters not covered by this contract, and Supplement Contract shall have the same legal effect to this contract. If there is any conflicts between this contract and the supplement contract,  the supplement contract prevails.
7. This contract has four original copies, and both Party A and Party B shall keep two copies that all have the same legal effect.

Party A: Xi’an TCH Energy Technology Co., Ltd. (seal)
Authorized agent: Zhou *
May 14, 2009

Party B: Shenmu County Jiujiang Trading Co., Ltd. (seal)
Authorized agent: He *
May 14, 2009